


                                                                                                            EXHIBIT 1. A(5)



[GRAPHIC OMITTED]                                                                                               [PO Box 111]
                                                                                               [Boston, Massachusetts 02117]
                               Investors Partner Life Insurance Company                                   [ 1-877-619-4888 ]

             INSURED     [John DOE]                              SUM INSURED AT ISSUE   [$100,000]

       POLICY NUMBER     [IPL 7020637]

       DEATH BENEFIT     [OPTION A: Level Death Benefit (See Section 4)]

              PLAN       [INVESTORS PARTNER VARIABLE LIFE]

                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

Investors Partner Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in full force, and to provide the other benefits, rights, and privileges of the policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Servicing
Office of the Company of due proof of the Insured's death.

The Death Benefit of this policy will increase or decrease based on the experience of the Separate Account.

The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and payment of the Minimum First Premium.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

Signed for the Company at Boston, Massachusetts.


      President                                                                                                         Secretary

Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums, and the policy class are shown in the Specifications Section of the policy.

To the extent any benefit, payment, or value under this policy (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount.

Right to Cancel--The Owner may surrender this policy by delivering or mailing it to the Company at its Servicing Office as shown on the back cover page (or to the Company representative through which it was delivered) within 10 days after receipt by the Owner of the policy. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on this policy will be refunded within 10 days after such timely surrender of the policy.



         99VULIPL                                                                                                        I0199





                                      Policy Provisions
        Section
         -------- ------------------------------------------------------
              1.  Policy Specifications
         -------- ------------------------------------------------------
              2.  Table of Rates
         -------- ------------------------------------------------------
              3.  Definitions
         -------- ------------------------------------------------------
              4.  Death Benefit
         -------- ------------------------------------------------------
              5.  Payments
         -------- ------------------------------------------------------
              6.  Guaranteed Death Benefit Feature
         -------- ------------------------------------------------------
              7.  Grace Period
         -------- ------------------------------------------------------
              8.  Account Value
         -------- ------------------------------------------------------
              9.  Charges
         -------- ------------------------------------------------------
             10.  Loans
         -------- ------------------------------------------------------
             11.  Surrenders and Withdrawals
         -------- ------------------------------------------------------
             12.  Basis of Computations
         -------- ------------------------------------------------------
             13.  Separate Account and Fixed Account
         -------- ------------------------------------------------------
             14.  Allocation To Subaccounts
         -------- ------------------------------------------------------
             15.  Investment Policy Change
         -------- ------------------------------------------------------
             16.  Reports To Owner
         -------- ------------------------------------------------------
             17.  Reinstatement
         -------- ------------------------------------------------------
             18.  Owner, Contingent Owner, and Beneficiary
         -------- ------------------------------------------------------
             19.  Interest On Proceeds
         -------- ------------------------------------------------------
             20.  Deferral Of Determinations And Payments
         -------- ------------------------------------------------------
             21.  Claims Of Creditors
         -------- ------------------------------------------------------
             22.  Assignment
         -------- ------------------------------------------------------
             23.  Incontestability
         -------- ------------------------------------------------------
             24.  Misstatements
         -------- ------------------------------------------------------
             25.  Suicide
         -------- ------------------------------------------------------
             26.  The Contract
         -------- ------------------------------------------------------
             27.  Settlement Provisions
         -------- ------------------------------------------------------



2


------------------------------------------------------------------------------------------------------------------------------------
             1.  POLICY SPECIFICATIONS
------------------------------------------------------------------------------------------------------------------------------------

                     Insured [John DOE]                             Plan: Investors Partner Variable Life
                  Issue Age* [35]                                   Policy Number [IPL 7020637]
                Policy Class [Standard                              Sum Insured at Issue:   [$100,000]
                             Non TOBACCO]
              Death Benefit: [Option A: Level Death Benefit (see Section 4)]



The Owner and the Beneficiary are as designated in the  application,  subject to
Section 18.



Policy Premiums
Notice: The actual premiums paid will affect the Account Value and the duration of insurance coverage, and will affect the Death Benefit if the Account Value affects the Death Benefit. Even if the Planned Premiums shown below are paid as scheduled, they may not be sufficient to continue the policy in force until the death of the Insured. Unless the Guaranteed Death Benefit feature is in effect, the policy will continue in force until the death of the Insured only if on each Processing Date the policy's Account Value, less any Surrender Charge and any indebtedness, is sufficient to provide for all Policy Charges then due. ANNUAL
PREMIUMS AT ISSUE

Planned Premium:        (the amount you plan to pay as specified in the application)                                   [$800.00]

Target Premium:         (the portion of each year's premium payment that is subject to the premium-based sales and administrative charge)
      Base Policy Target Premium:                                                                                      [$700.00]
      Rider Target Premium:                                                                                              [$9.24]
                                                                                                                         -------
      Total Target Premium:                                                                                            [$709.24]

Guaranteed Death Benefit ("GDB") Premiums
       5 Year GDB Premium                                                                                              [$534.87]
       Age 75 GDB Premium                                                                                              [$722.26]
       Age 100 GDB Premium                                                                                           [$1,320.59]




* The Date of Issue of this policy is generally the first Valuation Date that is not the 29th, 30th, or 31st day of a month on which all of the following conditions are met: (i) the policy is delivered to and received by you; (ii) at least the Minimum First Premium is received by us; and (iii) each insured person is living and still meets our health criteria for issuing insurance. If all of the above conditions are met on the 29th, 30th, or 31st day of a month, then the policy will take effect on the first Valuation Date of the following month. We will provide you with the actual Date of Issue in your Quarterly Statement. If you desire to know the actual Date of Issue sooner, please call the following toll free number: [ 1-877 619-4888].

For any riders elected, the Date of Issue and the Issue Age of each rider is the Date of Issue and the Issue Age of the policy unless otherwise specified. For
Description of Rider Benefits, see page 3C of this policy.



         3                                                                                                            I0399

























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

------------------------------------------------------------------------------------------------------------------------------------
             1.  POLICY SPECIFICATIONS, continued
------------------------------------------------------------------------------------------------------------------------------------

A. Current Policy Charges

                                             Deductions from Premium Payments
                                             --------------------------------

                Premium & DAC Tax Charge                 3.55% of Premium

          Sales & Administrative Charge:
                       Policy Years 1-9:                 2% of Target Premium
              Policy Years 10 and after:                 0%


                                             Deductions from Account Value
                                             -----------------------------

          Sales & Administrative Charge*  $6.00 per month all years
                       Policy Years 1-9:  $0.04 per 1,000 of Sum Insured at Issue
              Policy Years 10 and after:  $0
            Cost of Insurance Charge*     Current rates vary as described in Section 9, but will never exceed the maximums shown in the Table of Rates (Section 2)
             Mortality & Expense Charge*
                      Policy Years 1-15:  Monthly deduction equivalent to and effective annual rate of 0.70% of
                                          Variable Account assets
              Policy Years 16 and after:  Monthly deduction equivalent to and effective annual rate of 0.30% of
                                          Variable Account assets
                        Surrender Charge  See Surrender Charge Table below


                                                  Surrender Charge Table
                                                  ----------------------

                                                                     Charge as a Percentage of
     For Surrender or Lapse During:                                  Base Policy Target Premium
     ------------------------------                                  --------------------------

             Policy Year 1                                                    100%
             Policy Year 2                                                    100%
             Policy Year 3                                                     90%
             Policy Year 4                                                     80%
             Policy Year 5                                                     70%
             Policy Year 6                                                     60%
             Policy Year 7                                                     50%
             Policy Year 8                                                     35%
             Policy Year 9                                                     20%
        Policy Year 10 and after                                                0%





  *We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Table of Maximum Policy Charges on page 3B.



         3A                                                                                                           I3A99


------------------------------------------------------------------------------------------------------------------------------------
             1.  POLICY SPECIFICATIONS, continued
------------------------------------------------------------------------------------------------------------------------------------


B. Maximum Policy Charges

                                             Deductions from Premium Payments
                                             --------------------------------

              Premium & DAC Tax Charge           3.55% of Premium

          Sales & Administrative Charge
                      Policy Years 1-9:          2% of Target Premium
             Policy Years 10 and after:          0%


                                             Deductions from Account Value
                                             -----------------------------

         Sales & Administrative Charge  $10.00 per month all years
                     Policy Years 1-9:  $0.04 per 1,000 of Sum Insured at Issue
            Policy Years 10 and after:  $0
             Cost of Insurance Charge:  See Table of Rates, Section 2
            Mortality & Expense Charge
                    Policy Years 1-15:  Monthly deduction equivalent to and effective annual rate of 0.90% of
                                        Variable Account assets
            Policy Years 16 and after:  Monthly deduction equivalent to and effective annual rate of 0.50% of
                                        Variable Account assets
                      Surrender Charge  See Surrender Charge Table below


                                                     Surrender Charge Table
                                                     ----------------------

                                                                Charge as a Percentage of
     For Surrender or Lapse During                              Base Policy Target Premium
     -----------------------------                              --------------------------
            Policy Year 1                                                100%
            Policy Year 2                                                100%
            Policy Year 3                                                 90%
            Policy Year 4                                                 80%
            Policy Year 5                                                 70%
            Policy Year 6                                                 60%
            Policy Year 7                                                 50%
            Policy Year 8                                                 35%
            Policy Year 9                                                 20%
       Policy Year 10 and after                                            0%











         3B                                                                                                           I3B99


------------------------------------------------------------------------------------------------------------------------------------
             1.  POLICY SPECIFICATIONS
------------------------------------------------------------------------------------------------------------------------------------



Insured   [John DOE]                                                          Plan    [Investors Partner Variable Life]

                                                                      Policy Number   [IPL 7020637]




                                Rider Information

---------------------------------------- ------------------------------------------------------------------------------

                 Type                                                     Description
---------------------------------------- ------------------------------------------------------------------------------

Disability Waiver of Premium Rider       Specified Premiums are waived in event of Insured's Total Disability
---------------------------------------- ------------------------------------------------------------------------------









         3C                                                                                                           I3C99















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

------------------------------------------------------------------------------------------------------------------------------------
             2.  TABLE OF RATES
------------------------------------------------------------------------------------------------------------------------------------


A. Rate Table

                                         Maximum
                                    monthly rates per               Corridor
           Age*               $1,000 of Net Amount at Risk**         Factor
           ----               ------------------------------         ------

            35                            0.141                       2.50
            36                            0.148                       2.50
            37                            0.157                       2.50
            38                            0.167                       2.50
            39                            0.179                       2.50
            40                            0.191                       2.50
            41                            0.206                       2.43
            42                            0.221                       2.36
            43                            0.239                       2.29
            44                            0.256                       2.22
            45                            0.277                       2.15
            46                            0.300                       2.09
            47                            0.324                       2.03
            48                            0.350                       1.97
            49                            0.379                       1.91
            50                            0.410                       1.85
            51                            0.447                       1.78
            52                            0.490                       1.71
            53                            0.537                       1.64
            54                            0.593                       1.57
            55                            0.654                       1.50
            56                            0.722                       1.46
            57                            0.794                       1.42
            58                            0.873                       1.38
            59                            0.961                       1.34
            60                            1.059                       1.30
            61                            1.169                       1.28
            62                            1.294                       1.26
            63                            1.437                       1.24
            64                            1.599                       1.22
            65                            1.778                       1.20
            66                            1.971                       1.19
            67                            2.181                       1.18
            68                            2.407                       1.17
            69                            2.653                       1.16
            70                            2.933                       1.15
            71                            3.302                       1.13
            72                            3.618                       1.11
            73                            4.042                       1.09
            74                            4.521                       1.07


* On a policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next policy anniversary.

** Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary
Smoker and Nonsmoker Mortality Tables.


         4                                                                                                            I0499

------------------------------------------------------------------------------------------------------------------------------------
             2.  TABLE OF RATES
------------------------------------------------------------------------------------------------------------------------------------

A.       Rate Table (continued)







                                       Maximum
                                  monthly rates per               Corridor
           Age*             $1,000 of Net Amount at Risk**         Factor
           ----             ------------------------------         ------

            75                          5.037                       1.05
            76                          5.590                       1.05
            77                          6.175                       1.05
            78                          6.787                       1.05
            79                          7.440                       1.05
            80                          8.162                       1.05
            81                          8.973                       1.05
            82                          9.898                       1.05
            83                          10.952                      1.05
            84                          12.118                      1.05
            85                          13.375                      1.05
            86                          14.699                      1.05
            87                          16.081                      1.05
            88                          17.497                      1.05
            89                          18.966                      1.05
            90                          20.512                      1.05
            91                          22.165                      1.04
            92                          23.987                      1.03
            93                          26.066                      1.02
            94                          28.784                      1.01
            95                          32.818                      1.00
            96                          39.643                      1.00
            97                          53.066                      1.00
            98                          85.527                      1.00
            99+                        165.340                      1.00






* On a policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next policy anniversary.

** Maximum Monthly Rates are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables.



         4A                                                                                                           I4A99



------------------------------------------------------------------------------------------------------------------------------------
             2.  TABLE OF RATES, continued
------------------------------------------------------------------------------------------------------------------------------------


B.  Table of Monthly Charge Rates for Disability Waiver of Specified Premium Rider

Policy Number:        [  IPL 7020637 ]                    Issue Age:       [ 35 ]


                                                            Disability Charge
                            Age 1                                Rate 2
                            -----                                ------
                             35                                  0.0132
                             36                                  0.0136
                             37                                  0.0141
                             38                                  0.0147
                             39                                  0.0153
                             40                                  0.0185
                             41                                  0.0194
                             42                                  0.0204
                             43                                  0.0214
                             44                                  0.0225
                             45                                  0.0242
                             46                                  0.0255
                             47                                  0.0273
                             48                                  0.0297
                             49                                  0.0324
                             50                                  0.0365
                             51                                  0.0408
                             52                                  0.0460
                             53                                  0.0522
                             54                                  0.0595
                             55                                  0.0811
                             56                                  0.0934
                             57                                  0.1021
                             58                                  0.1112
                             59                                  0.1206
                             60                                  0.0592
                             61                                  0.0565
                             62                                  0.0524
                             63                                  0.0475
                             64                                  0.0357



1. On a Policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next anniversary.

2. Disability Waiver of Specified Premium on a Processing Date equals Disability
Charge Rate times the monthly Specified Premium to be waived, as elected on the application.


         4B                                                                                                             I4B99












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

------------------------------------------------------------------------------------------------------------------------------------
             3.  DEFINITIONS
------------------------------------------------------------------------------------------------------------------------------------

The term "Account Value" is as defined in Section 8.

The term "Age" means on any given date, the age of the person in question at his or her birthday nearest that date.

The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term "Fixed Account" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account.

The term "Fund" means each division of a Series Fund which has a specific investment objective.

The term "in full force" means that the policy has not lapsed in accordance with
Section 7.

The term "indebtedness" means the unpaid balance of a policy loan. As provided in Section 10, the policy loan amount includes accrued interest.

The term "Minimum First Premium" means one-quarter of the 5 Year GDB Premium as shown on page 3. However, if a Monthly Electronic Funds Transfer ("EFT") billing mode is selected on the application, the "Minimum First Premium" shall be equal to one-sixth of the 5 Year GDB Premium.

The term "Net  Premium" is as defined in Section 5.

The term "Payment" means, unless otherwise stated, payment at our Servicing
Office.

The term "Policy Year" means (a) or (b) below whichever is applicable:


         (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual
         Processing Date;

         (b) Each subsequent Policy Year is the period beginning on an Annual
         Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term "Premium" is as defined in Section 5.

The term "Processing Date" means the first Valuation Date of a policy month.

The term "Separate Account", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "Servicing Office" means the IPL Servicing Office at the address shown on the back cover of this policy.

The term "Subaccount" means a Variable Account or a Fixed Account.

The term "Valuation Date" means any date on which the New York Stock Exchange is open for trading.

The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "Variable Account" means each division of a Separate Account which has a specific investment objective. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.

The terms "we", "us", and "our" refer only to the Company.

The term "written notice" means, unless otherwise stated, a written notice filed at our Service Office.

The terms "you" and "your" refer only to the Owner of this policy.



         5                                                                                                            I0599


------------------------------------------------------------------------------------------------------------------------------------
             4.  DEATH BENEFIT
------------------------------------------------------------------------------------------------------------------------------------

The Death Benefit is payable when the Insured dies while the policy is in full force. The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. If the Insured dies during the grace period, we reserve the right to deduct the amount of any unpaid charges as defined in
Section 9. The death  benefit of the  policy  depends on which of the  following
Options is selected at the time the policy is issued. The determination of the death benefit under each of these Options will be affected by withdrawals as described in Section 11:

     Option A: Level Death Benefit: The death benefit of the policy is the greater of: (i) the Sum Insured; and (ii) the Account Value on the date of death times the applicable Corridor Factor shown in Section 2.

     Option B: Variable Death Benefit: The death benefit of the policy is the greater of: (i) the Sum Insured plus the Account Value on the Date of Death; and (ii) the Account Value on the Date of Death times the applicable
     Corridor Factor shown in Section 2.

You may change between death benefit options A and B after issue, subject to our administrative rules then in effect.
However, changing from option A to B will require evidence of insurability.

If, however, the Insured reaches attained age 100, Death Benefit Options A and B
(described above) will cease to apply. While the policy is in full force, on the policy anniversary nearest the Insured's 100th birthday, we will automatically set the Sum Insured equal to zero, and discontinue deduction of the Sales &
Administrative Charge, the Cost of Insurance Charge, and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the death benefit of the policy will thereafter be equal to the Account Value, and the applicable Corridor Factor will be 1.00. In no event will premium payments be accepted after the effective date of the Sum Insured being set equal to zero.

------------------------------------------------------------------------------------------------------------------------------------
             5.  PAYMENTS
------------------------------------------------------------------------------------------------------------------------------------

Payments under the policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as shown in the application for the policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the Premium & DAC Tax Charge, and the premium-based Sales & Administrative Charge, if applicable. The remainder will constitute Net Premium.

If coverage under the policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the day we receive it, unless one of the following exceptions applies:

(i) We will process a payment received prior to the Date of Issue as if received on the Date of Issue;

(ii) We will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;

(iii) We will process the portion of any premium payment that causes a tax problem on the first Valuation Date only after we have received written instructions satisfactory to us from the owner to process such portion of the premium payment.

Subject to our  maximum  limits,  you may pay  Premiums  in excess of the Target
Premium or the Planned Premium while the policy is in full force. We may require evidence of insurability for such excess premiums. The provisions of this policy, however, are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under the policy shall be increased retroactively so that at no time is the Death
Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent the policy from terminating.




         6


------------------------------------------------------------------------------------------------------------------------------------
             6. GUARANTEED DEATH BENEFIT FEATURE
------------------------------------------------------------------------------------------------------------------------------------

The Guaranteed Death Benefit feature guarantees that your policy will not terminate, (and therefore the death benefit will remain in effect), regardless of Account Value, if, on a Processing Date, the amount of cumulative premiums you have paid (less all withdrawals and outstanding loans taken from the policy) equals or exceeds a defined minimum as of that date. The defined minimum is the "Guaranteed Death Benefit Premium" (or "GDB Premium") applicable on the date in question multiplied by the number of Processing Dates since the Date of Issue.

There are  three  types of GDB  Premium:


         o One that will guarantee the death benefit until the end of the fifth
           Policy Year ("5 Year GDB Premium");

         o Another that will guarantee the death benefit until the policy anniversary nearest the Insured's 75th birthday ("Age 75 GDB
           Premium"); and

         o A third that will guarantee the death benefit until the policy anniversary nearest the Insured's 100th birthday ("Age 100 GDB
           Premium").

The Age 75 GDB Premium only applies if the Insured is age 70 or less on the Date of Issue. You can find these premiums, if applicable, in the Specifications section of the policy. These premiums, however, may change in the event of any change in Sum Insured or any change in the death benefit option. Each time we test to see if this feature is still in effect, we will use the lowest of the GDB Premiums that is still in effect. If there are monthly charges that remain unpaid because of this feature, we will deduct such charges when there is sufficient Surrender Value to pay them. In the statement described in Section
16, we will notify you of whether this feature was in effect at the end of the period to which the statement applies.

------------------------------------------------------------------------------------------------------------------------------------
             7.  GRACE PERIOD
------------------------------------------------------------------------------------------------------------------------------------

If, at the end of any Processing Date, the Surrender Value is less than the total of all Section 9 charges for that Processing Date and the Guaranteed Death
Benefit Feature is not in effect, the policy will be deemed to be in default as of the end of such Processing Date. We will send a notice to your last known address specifying the minimum amount you must pay to cure the default (the
"Default Payment").

The Default Payment will be a payment which, after deduction of all Section 5 charges (i.e., Premium & DAC Tax Charge, and Sales & Administrative Charge) will be an amount not to exceed: (i) any and all Section 9 charges unpaid prior to the date of default plus (ii) the total of all Section 9 charges for the date of default and the next two Processing Dates, where the charges for each of the next two Processing Dates are assumed to be equal to such charges on the date of default.

Any amount in default may be paid within a grace period of 61 days after the date of default. We will send notice to your last known address at least 31 days before the end of the grace period specifying the minimum payment that you must make to continue the policy in force beyond the end of the grace period.

If a payment at least equal to the Default Payment is received before the end of the grace period, the policy will then no longer be in default. Any payment received will be processed as of the date of receipt. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If a payment at least equal to the Default Payment is not received by the end of the grace period, then the policy will lapse and will not be in full force. No
Rider  provisions will be in effect after the policy ceases to be in full force.
If the Insured dies during the grace period, we reserve the right to deduct from the proceeds any unpaid charges and costs.






         7                                                                                                            I0799


------------------------------------------------------------------------------------------------------------------------------------
             8.  ACCOUNT VALUE
------------------------------------------------------------------------------------------------------------------------------------

The Account Value as of the end of any Valuation Period is derived as follows:

      a) We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with
         Section 13. ("Close of business" generally means 4:00pm, Eastern
         Standard Time.)

     (b) We will then determine the share of this policy in each Subaccount and the total value of such shares.

     (c) We will then add any amount of Loan Assets, as defined in Section 10.

     (d) We will then add any Net Premium received during the Valuation
         Period to the value derived in (c) above.

     (e) If applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

------------------------------------------------------------------------------------------------------------------------------------
         9. CHARGES
------------------------------------------------------------------------------------------------------------------------------------

In computing the Account Value as of the end of the Date of Issue or any Processing Date, we will compute and deduct, in order, each of the charges (a) through (d), where:

     (a) is the Mortality and Expense charge;

     (b) is the Sales & Administrative Charge deducted from Account Value;

     (c) is the Cost of Insurance charge; and

     (d) is the sum of the charges for ratings and Riders which are part of the policy, if applicable.

The Cost of Insurance on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate multiplied by the Net Amount at Risk on the Date of Issue or such Processing Date. Each Cost of Insurance charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:


     (a) is the Account Value at the end of the Valuation Date (after deducting all Section 9 charges due on that Valuation Date);

     (b) (i) is the Sum Insured divided by 1.00327 for death benefit option A;
             or
         (ii) is the Sum Insured divided by 1.00327 plus the Account Value for death benefit option B; and

     (c) (i) is the amount  defined  in (a)  multiplied  by the  applicable
             Corridor Factor as shown in Section 2 for death benefit options A and B.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable
Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality experience. They will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including tobacco use status, and whose policies have been in force for the same length of time.

------------------------------------------------------------------------------------------------------------------------------------
             10.  LOANS
------------------------------------------------------------------------------------------------------------------------------------

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made after the first Policy Year if a Loan Value is available. Each loan must be for at least $300. We may defer loans as provided by law or as provided in Section 20. Loans may not be made if the policy is in the grace period.

The Loan Value while the policy is in full force will be an amount equal to (i) the Surrender Value, less (ii) 12 times the monthly charges then being deducted from the Account Value, multiplied by (iii) the ratio of 1 plus the interest rate credited on Loan Assets, divided by 1 plus the interest rate charged on the loan.

Values will be determined, subject to the "Deferral of Determinations and Payments" provision, at the end of the Valuation Period in which the date of receipt of the loan application at our Servicing Office occurs. The interest charged on any loan will be at an effective annual rate of 4%. Loan interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date.

A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in full force.

         8




When excess indebtedness occurs, the policy will terminate at the end of the Valuation Period in which the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount by which indebtedness exceeds an amount equal to the Account Value less any Surrender Charge then in effect. "Notice Date" is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed. The interest credited to Loan Assets will be added to the loan daily and will bear interest from that date at the same rate. The effective annual rate of interest credited to Loan Assets for Policy Years 1-9 is 3%.

The effective annual rate of interest credited to Loan Assets for Policy Years
10 and after is 4%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless you designate different proportions in your loan request) . Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account.
The remainder of the loan repayment will be allocated to the appropriate
Subaccounts as stipulated in the current Subaccount Investment Option (unless you designate a different allocation with your repayment).

------------------------------------------------------------------------------------------------------------------------------------
             11.  SURRENDERS AND WITHDRAWALS
------------------------------------------------------------------------------------------------------------------------------------

We will determine and pay the Surrender Value of the policy if the Insured is then alive, subject to Section 20, and the policy will terminate, as of the end of the Valuation Period in which we receive at our Servicing Office (i) written notice requesting surrender of the policy, and (ii) the surrendered policy.

While the policy is in full force, the Surrender Value will be an amount equal to the Account Value less any Surrender Charge then in effect, and less any indebtedness.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed the lesser of $20 or 2% of the withdrawal amount. The amount of the withdrawal and its related charge will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made, unless you designate different proportions in your withdrawal request. Each withdrawal must be at least $500. We will not permit the portion of any withdrawal and its related charge that causes the Surrender Value to fall below 3 months' worth of Section
9 charges. Nor will we permit the portion of any withdrawal and its related charge that causes the policy to fail qualification as a life insurance contract for federal tax purposes.

With respect to determining the death benefit under Death Benefit Option A
(Level Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the appropriate Corridor Factor becomes equal to the Sum Insured. After that point is reached, both the Sum Insured and the Account Value will each be reduced by an amount equal to any remaining withdrawal amounts. Your Death
Benefit will continue to be determined in accordance with Section 4.

With respect to determining the death benefit under Death Benefit Option B
(Variable Death Benefit), an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4.

------------------------------------------------------------------------------------------------------------------------------------
             12.  BASIS OF COMPUTATIONS
------------------------------------------------------------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard
Ordinary Mortality Tables with percentage ratings, if applicable, and based on the underwriting class and tobacco use status of the Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account  Value while the policy is in full force is computed as described in
Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than the minimum values under the law of that jurisdiction.

Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 12.




         9                                                                                                            I0999


------------------------------------------------------------------------------------------------------------------------------------
             13.  SEPARATE ACCOUNT AND FIXED ACCOUNT
------------------------------------------------------------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable
Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to your policy. We reserve the right to make a charge for any applicable income taxes.

The assets of the Variable  Accounts will be invested in shares of corresponding
Funds of a Series  Fund.  The Funds will be valued at the end of each  Valuation
Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees associated with the corresponding Funds.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate
Account arising under the variable life insurance policies supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

       (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

       (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

       (c)    To transfer any assets in a Variable  Account to another  Variable
              Account; or to add, combine or remove Subaccounts.
       (d) To substitute, for the investment company stock held in any Fund, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.
       (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Option and the Variable Account Transfer
Provision.
------------------------------------------------------------------------------------------------------------------------------------
             14.  ALLOCATION TO SUBACCOUNTS
------------------------------------------------------------------------------------------------------------------------------------

On the Date of Issue and during  the first 19 days after the Date of Issue,  Net
Premiums will be invested in the Money Market Subaccount. On the 20th day after the Date of Issue, we will reallocate the amount in the Money Market in accordance with the Subaccount Investment Option then in effect. On and after the 20th day after the Date of Issue, we shall allocate Net Premiums and other credits among the Subaccounts in accordance with the Subaccount Investment
Option then in effect. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The Subaccount Investment Option must always be expressed in whole number percentages.

We will allocate any charges under Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.




         10




Account Transfer Restrictions

General Restrictions
--------------------
Subject to the limitations  below,  you may elect to transfer  amounts among the
Subaccounts at any time while the policy is in full force.  We reserve the right to (i) impose  limits on the number of such  transfers in any Policy Year to any number  greater than 12, (ii) impose limits on the frequency of such  transfers, and (iii) impose a charge for each  transfer that exceeds 12 in any Policy Year.
Such charge will not exceed $25 per  transfer.  A transfer  will be effective at the end of the Valuation  Period in which we receive notice  satisfactory to us.
The maximum number of Subaccounts in which Accumulated Value may be held will be subject  to our  rules  in  effect  at the  time of  transfer.

Restrictions on Transfers to Subaccounts
----------------------------------------
Without our prior approval, the maximum amount which may be transferred to a
Subaccount in any Policy Year is $1,000,000.


Restrictions on Transfers to and from the Fixed Account
-------------------------------------------------------
At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on transfers to the Fixed
Account after the first two Policy Years. Transfers from the Fixed Account will be permitted only once in each Policy Year. The maximum transfer amount in each
Policy Year is 20% of the value of the Fixed Account as of the effective date of the transfer, or $500, if greater. We may defer the transfer for up to 6 months after the date your election would have been effective.
------------------------------------------------------------------------------------------------------------------------------------
             15.  INVESTMENT POLICY CHANGES
------------------------------------------------------------------------------------------------------------------------------------

The investment policy of the Funds shall not be materially changed unless a statement of the change is filed with, and not disapproved by, the Insurance
Commissioner of Massachusetts. In the event of such a change in investment policy, and while this policy is in full force you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made), which will be effective as of the end of the Valuation Period in which we receive the notice. If required, any statement of material change filed with the Insurance Commissioner of
Massachusetts will be filed with the insurance supervisory officials of the jurisdiction in which this policy is delivered or issued for delivery.
------------------------------------------------------------------------------------------------------------------------------------
             16. REPORTS TO OWNER
------------------------------------------------------------------------------------------------------------------------------------

While  the  policy  is in full  force,  we will  send you a  statement  at least annually setting forth the following information:
(a) The Death Benefit and Account Value as of the date of the report;
(b) Payments received and charges made since the last report;
(c) Withdrawals since the last report; and
(d) Loan information.
    We will furnish other reports if required by law or regulation.
------------------------------------------------------------------------------------------------------------------------------------
             17.  REINSTATEMENT
------------------------------------------------------------------------------------------------------------------------------------

Subject to meeting the following conditions, the policy may be reinstated within 3 years after the date termination occurs under the grace period provision. The requirements for reinstatement are:

        (l) We have received a written  application  for  reinstatement.

        (2) We have received evidence of insurability satisfactory to us.

        (3) We have received a payment which, after deduction of all Section 5 charges (i.e., Premium & DAC Tax Charges, and the premium-based
            Sales & Administrative Charge) is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the charges for each of the next three Processing Dates are assumed to be equal to such charges on the date of default.

         11                                                                                                           I1199




         (4) We have approved the application for reinstatement and verified receipt of items (2) and (3) above.

On the date of reinstatement (i) the death benefit of the policy will be the same as if no lapse had occurred and (ii) the policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the amount specified in
(3) above, (i) less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if the policy had not lapsed, (ii) less interest on each such charge at an effective annual rate of 6% from the date such charge would have been due up to and including the date of reinstatement, (iii) plus any Surrender Charge made on the date of lapse.

------------------------------------------------------------------------------------------------------------------------------------
             18.  OWNER, CONTINGENT OWNER, BENEFICIARY
------------------------------------------------------------------------------------------------------------------------------------

The Owner, the Contingent Owner (if any) and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice; but if a person other than the Insured applied for this policy and you have not reached the age of majority, only the court-appointed guardian of your estate may exercise your rights. If you die, the Contingent Owner will become the Owner. If there is no surviving Contingent Owner, the Insured will become the Owner.

If the Insured dies and has no surviving Beneficiary, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.


While the Insured is alive, you may change the Owner, Contingent Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then
(i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

------------------------------------------------------------------------------------------------------------------------------------
             19.  INTEREST ON PROCEEDS
------------------------------------------------------------------------------------------------------------------------------------

In the event of the Insured's death, we will pay interest on proceeds in one sum from the date of death to the date of payment,  at a rate not less than 3 1/2%
a year.
------------------------------------------------------------------------------------------------------------------------------------
             20.  DEFERRAL OF DETERMINATIONS AND PAYMENTS
------------------------------------------------------------------------------------------------------------------------------------

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make payment impractical, or the Commission by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

         (1) To defer determination of the Account Value, and if such determination has been deferred, to defer:

         (a) determination of the values for a loan as of the end of the Valuation Period in which we receive the loan application at our Servicing Office, and

         (b) payment of the loan.

         (2) To defer determination, application, processing, or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.



         12


------------------------------------------------------------------------------------------------------------------------------------
             21.  CLAIMS OF CREDITORS
------------------------------------------------------------------------------------------------------------------------------------

The  proceeds and any income  payments  under the policy will be exempt from the claims of creditors to the extent  permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.
------------------------------------------------------------------------------------------------------------------------------------
             22.  ASSIGNMENT
------------------------------------------------------------------------------------------------------------------------------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

------------------------------------------------------------------------------------------------------------------------------------
             23.  INCONTESTABILITY
------------------------------------------------------------------------------------------------------------------------------------

This policy, except any provision for a disability benefit, shall be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except for nonpayment of premium and fraud.
However, if we require evidence of insurability with respect to any payment we are authorized to refuse under Section 5, any increase in the Death Benefit resulting from such payment shall be incontestable after such increase has been in force during the lifetime of the Insured for 2 years from the effective date of such increase. Further, any reinstatement will be contestable as to material misrepresentations in the reinstatement application for 2 years from the effective date of such reinstatement.

------------------------------------------------------------------------------------------------------------------------------------
             24.  MISSTATEMENTS
------------------------------------------------------------------------------------------------------------------------------------

If the age or sex of the  Insured  has been  misstated,  we will  adjust the Sum
Insured and every other  benefit to that which would have been  purchased at the correct age or sex by the most recent Cost of Insurance  charge  deducted  under
Section 9.
------------------------------------------------------------------------------------------------------------------------------------
             25.  SUICIDE
------------------------------------------------------------------------------------------------------------------------------------

If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

------------------------------------------------------------------------------------------------------------------------------------
             26.  THE CONTRACT
------------------------------------------------------------------------------------------------------------------------------------

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy and such application.
However, additional written applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional applications may become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application. Policy years, policy months, and policy anniversaries are measured from the Date of Issue. Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office. An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at the Date of Issue.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, or the Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.


         13                                                                                                           I1399





------------------------------------------------------------------------------------------------------------------------------------
27.  SETTLEMENT PROVISIONS
------------------------------------------------------------------------------------------------------------------------------------

Optional Methods of Settlement

You may choose to receive proceeds from the policy as a single sum. This includes proceeds that become payable because of death or full surrender.
Alternatively, you can elect to have proceeds of $1,000 or more applied to an optional method of payment. Income for a 10 year Fixed Period will always be available as an option. Other options may be available if mutually agreed upon, and will require a supplementary agreement. We shall annually declare the rate of interest or amount of payment for any option.

You may choose an option by written  notice  during the lifetime of the Insured.
The choice must be made before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the Insured's death; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The Payee under an option shall be the Insured or the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.





         14

















               ****** THIS PAGE IS INTENTIONALLY LEFT BLANK ******



















Communications about this policy may be sent to the Company at the IPL Servicing
Office, [Department 5111, PO Box 30000, Hartford, CT 06150-5111].

Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits  and  premiums  and the  policy  class are shown in the  Specifications
Section of the policy.








         99VULIPL                                           IBP99                                         Printed in U.S.A.